Exhibit 12.1 - Computation of Ratios

Ratio of Earnings to Fixed Charges:

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
(In thousands)                                        Year Ended December 31,

                                                     1998        1997       1996
------------------------------------------------ ------------ ---------- ----------
1. Income before taxes                               $145,439   $126,870   $126,686
2. Fixed charges:
   a. Interest expense                                240,684    232,494    211,301
   b. Interest component of rent expense                2,734      2,459      2,652
------------------------------------------------ ------------ ---------- ----------
   c. Total fixed charges (line 2a+line 2b)           243,418    234,953    213,953
   d. Interest on deposits                            193,087    194,898    186,257
------------------------------------------------ ------------ ---------- ----------
   e. Fixed charges excluding interest on deposits
    (line 2c - line 2d)                                50,331     40,055     27,696
------------------------------------------------ ------------ ---------- ----------
3. Income before taxes plus fixed charges:
   a. Including interest on deposits
      (line 1 + line 2c)                              388,857    361,823    340,639
   b. Excluding interest on deposits
      (line 1 + line 2e)                             $195,770   $166,925   $154,382
------------------------------------------------ ------------ ---------- ----------
4. Ratio of earnings to fixed charges:
  a. Including interest on deposits
     (Line 3a divided by line 2c)                       1.60x      1.54x      1.59x
  b. Excluding interest on deposits
     (line 3b divided by line 2e)                       3.89x      4.17x      5.57x
------------------------------------------------ ------------ ---------- ----------

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